SYMETRA MUTUAL FUNDS TRUST
Sarbanes Oxley Code of Ethics

March 30, 2012

The Board of Trustees (the “Board”) of the Symetra Mutual Funds Trust (the “Trust”), and each series thereof (collectively, the “Funds”), has adopted the following Code of Ethics (the “Code”) applicable to its Principal Executive Officer, Treasurer, and Principal Financial and Accounting Officer (or persons performing similar functions) (each, a “Covered Officer” and, collectively, the “Covered Officers”), which is reasonably designed to deter wrongdoing and to ensure the continuing integrity of financial reporting and transactions.  The names of the Covered Officers covered by the Code are listed on Schedule A hereto.

I.  Separate Code

This Code is the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes Oxley Act of 2002.  This Code applies to the Covered Officers and is separate from the code of ethics adopted by the Trust, its investment adviser, Symetra Investment Management, Inc. (the “Adviser”), and its principal underwriter, Symetra Securities, Inc., under Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which includes requirements that are not part of this Code.  In addition to this Code, the Investment Company Act, and the Investment Adviser’s Act of 1940 (the “Adviser’s Act”), and rules promulgated thereunder, contain numerous specific provisions designed to protect the Trust from conflicts of interest and overreaching.  Any conduct by Covered Officers required by specific Investment Company Act or Advisers Act provisions or the rules thereunder is presumed to be in compliance with this Code.  Each Covered Officer is accountable for his or her adherence to this Code.  Any violation of this Code by a Covered Officer may result in disciplinary action, including immediate dismissal.

II.  Requirements

All Covered Officers must:

•	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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Act responsibly in producing and produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Trust;

•	Comply with applicable governmental laws, rules and regulations;
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Promptly report suspected material violations of this Code, including violations of securities laws or other laws, rules and regulations applicable to the Trust, to the Trust’s and the Adviser’s Chief Compliance Officer (“CCO”) and to the Trust’s Audit Committee.

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Each Covered Officer must act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law, and place the interest of the Trust before the Covered Officer’s own personal interest.

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Each Covered Officer is required to familiarize himself or herself with the disclosure requirements applicable to the Trust and must not knowingly misrepresent or fail to disclose, or cause others to misrepresent or fail to disclose, material facts about the Trust to others, including but not limited to officers of and counsel to the Trust, and its trustees that are not “interested persons”, as that term is defined under the Investment Company Act, independent auditors and governmental regulators.

III.  Avoidance of Conflicts

The overarching principle of this Code is that the personal interests of a Covered Officer should not be placed improperly before the interests of the Trust.  As a result, each Covered Officer must:  (i) handle any actual or apparent conflict of interest in an ethical manner, (ii) not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Fund; (iii) not cause a Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Trust; and (iv) not use for his or her personal benefit (directly or indirectly) any material non-public knowledge pertaining to the Trust.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Adviser, of which certain Covered Officers are also officers and/or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Adviser, or both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Trust.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers and/or employees of the Trust.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically.

The following conflict of interest situations must be disclosed by a Covered Officer to, and pre-approved in writing by the CCO, if material.  Examples of these include:

•	Service as a director on the board of any public company
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Any ownership interest in, or any consulting or employment relationship with any of the Trust’s service providers, other than the Adviser, principal underwriter, administrator or any affiliated person thereof; or

•	A direct or indirect financial interest in commissions, transactions charges or spreads paid by the Trust for effecting portfolio transactions.

IV.  Materiality

In the event a Covered Officer has any doubt as to (i) whether a suspected violation of this Code would be considered material, (ii) whether information relating to the Trust is of a material nature and therefore subject to public disclosure, (iii) whether non-public knowledge pertaining to the Trust is material in nature, or (iv) whether a particular conflict of interest is material, her or she should seek the advice of the Trust’s and the Adviser’s CCO.

V.  Compliance and Annual Acknowledgement

Each Covered Officer is required:  (i) upon receipt of the Code, to sign and submit to the Trust’s CCO an acknowledgement stating that he or she has received, read and understands the Code; (ii) annually thereafter to submit a statement to the Trust’s CCO confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code, (iii) not to retaliate against any employee subordinate to the Covered Officer for reports of potential violations that are made in good faith; and (iv) to notify the Trust’s CCO, as appropriate, if the Covered Officer observes any irregularities or violations of this Code.

VI.  Enforcement of the Code

The Trust will adhere to the following procedures when investigating and enforcing this Code:  (i) the Trust’s CCO will take all appropriate action to investigate any potential violations reported to him or her; (ii) the Trust’s CCO determines that a violation has occurred, he or she will take all appropriate disciplinary or preventive action and inform the Trust’s Audit Committee of his or decision; (iii) all changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR or otherwise as required by SEC rules; and (iv) any waiver sought by the Principal Executive Officer of the Trust will be considered by the Trust’s Audit Committee prior to approval of the waiver.

VII.  Amendments

Except with respect to Schedule A hereto, which may be updated at any time, this Code may be amended only by the Board at a meeting of the Board duly called for such purpose.

VIII.  Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, and its counsel, the Trust and affiliated persons of the Trust.

IX.  Internal Use

The Code is intended solely for internal use by the Trust and does not constitute the admission, by or on behalf of the Trust, as to any fact, circumstances or legal conclusion.

SCHEDULE A
(updated 9-14-2012)

Name	Office
Daniel R. Guilbert	Chief Executive Officer (performing similar functions to Principal Executive Officer)
Colleen M. Murphy	Principal Financial and Accounting Officer
Glenn Black	Treasurer